Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-194682 on Form S-3, and Registration Statement No. 333-180340, No. 333-89376 and No. 333-65627 on Form S-8 of our report dated March 11, 2016, relating to the consolidated financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 11, 2016